Exhibit 10.1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF JOSEPH OLIVETO

This First Amendment to the Amended And Restated Employment Agreement Of Joseph Oliveto (the “Amendment”) is entered into this 4th day of June 2020 (the “Effective Date”), by and between Joseph Oliveto (the “Executive”) and Milestone Pharmaceuticals USA, Inc. (the “Company”).

Recitals

A. The Company and the Executive have entered into that certain Amended and Restated Employment Agreement effective April 26, 2019 (the “Executive Agreement”); and

B. In light of the Board’s recent approval of the retention bonus provisions and equity awards herein, the Company and the Executive desire to amend the Executive Agreement as provided in this Amendment.

Agreement

The parties agree to the following:

1.             Amendment to Section 3. Section 3 of the Executive Agreement is hereby and replaced in its entirety as follows:

(a)               Base Salary. Effective June 1, 2020 and continuing until May 31, 2021 (the “Initial Term”), the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $412,500 annually (the “Base Salary”). Following the Initial Term, unless otherwise agreed by Executive and the Company, the Base Salary shall increase to $550,000.  The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)               Annual Bonus. Executive will also be eligible to earn an annual discretionary bonus (an “Annual Bonus”) with a target amount equal to 50% of the greater of the Base Salary as defined in Section 3(a) and $550,000. The amount of the Annual Bonus, if any, will be determined in the sole discretion of the Board and based, in part, on Executive’s performance and the performance of the Company during the calendar year. The Company will pay Executive the Annual Bonus, if any, by no later than March 15th of the following calendar year. The Annual Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date, provided, however, that if Executive’s employment is terminated by Company without Cause after the Annual Bonus is declared but before it is paid, then despite such termination Executive will be entitled to receive the declared Annual Bonus at the time it otherwise would have been paid.

(c)               Retention Bonus Eligibility. If (i) Executive’s employment continues through June 1, 2021 (“First Retention Date”) and Executive has neither resigned nor retired prior to the First Retention Date, or (ii) the Company terminates Executive’s employment without Cause (the date of such termination, the “Severance Date”) prior to the First Retention Date, the Company will pay Executive a lump sum retention bonus of $137,500, subject to applicable deductions and withholdings. Provided Executive’s employment continues through the earlier of (i) a Change of Control as defined in the Company’s 2019 Equity Incentive Plan, or (ii) December 31, 2021, upon the closing of the Change of Control or on the next regular payroll date on or following December 31, 2021, as applicable, the Company will pay Executive an additional lump sum retention bonus of $34,375, subject to applicable deductions and withholdings.

(d)               Stock Option. Subject to approval by the Board or a committee of the Board, the Company shall grant Executive an option to acquire 150,000 shares of common stock of the Company (the “Option”). The Option shall have an exercise price equal to the Company’s fair market value on the grant date and shall vest, subject to Executive’s continued employment with the Company, in 24 equal monthly installments with the first installment vesting on July 1, 2020. The Option shall be subject to the Company’s 2019 Equity Incentive Plan and the option agreement evidencing the Option.

(e)               Tax Equalization and Related Benefits. Executive and the Company acknowledge and agree that the Company will require Executive to spend a significant portion of his time working in Canada. As a result, Executive’s gross Base Salary and Annual Bonus will be subject to equalization for non-U.S. taxes so that, to the extent the Company requires Executive to work in Canada, Executive’s net after-tax compensation from the Company is treated as though employed exclusively in the United States and paid in U.S. Dollars. The Company will engage an accounting firm to assist with the equalization calculations described in the preceding sentence. The Company will pay or reimburse Executive for any expenses necessary for Executive to conduct business in Canada if Executive is required by the Company to conduct business in Canada (e.g., work permits or similar immigration-related authorization). In addition, the Company will reimburse Executive, in an amount not to exceed an aggregate of $12,000 per year, for accounting and legal expenses incurred in connection with advice, preparation, filing and defense, if applicable, of Executive’s personal Canadian income tax return and for any added complexity to Executive’s U.S. tax return.

2.             A new Section 9(a)(iii) is hereby added to the Executive Agreement as follows:

i.	For purposes of this Section 9 (including for purposes of calculating the “Annual Bonus” under this Section 9), the Base Salary of the Executive shall be determined based on the greater of the Base Salary as defined in Section 3 and $550,000.

3.             The Company and the Executive further agree that this Amendment does not constitute grounds for “Good Reason” pursuant Sections 9 and 10 of the Executive Agreement, or otherwise constitute any trigger for the Company’s payment of any severance benefits to Executive pursuant to Section 9(a)(i) of the Executive Agreement.

4.             The Executive will continue to abide by Company rules and policies. Executive acknowledges and agrees to continue to comply with the Employee Confidential Information, Inventions, Non-Solicitation And Non-Competition Agreement, which Executive signed on [date] and which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

5.             Except as modified or amended in this Amendment, no other term or provision of the Executive Agreement is amended or modified in any respect. The Executive Agreement, and its exhibits, along with this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature page follows]

The parties have executed this First Amendment to the Amended And Restated Employment Agreement Of Joseph Oliveto on the day and year first written above.

Milestone Pharmaceuticals USA, Inc.

/s/ Amit Hasija
Amit Hasija
Treasurer

Executive:

/s/ Joseph Oliveto
Joseph Oliveto

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